Exhibit 99.1

PSIVIDA CORP. REPORTS RESULTS FOR THE FIRST QUARTER

ENDED SEPTEMBER 30, 2011

WATERTOWN, MA – November 7, 2011 — pSivida Corp. (NASDAQ: PSDV, ASX: PVA), a leader in developing sustained release, drug delivery products for treatment of back-of-the-eye diseases, today announced financial results for its first quarter ended September 30, 2011.

At September 30, 2011, cash, cash equivalents and marketable securities totaled $21.3 million compared to $24.1 million at June 30, 2011.

“We have a very full plate with three clinical-stage product candidates for the treatment of back-of-the-eye diseases. Most advanced is ILUVIEN® for diabetic macular edema (DME) being developed by our licensee Alimera Sciences, for which Alimera has resubmitted a New Drug Application and is awaiting a response from the FDA. We are also independently developing a product to treat uveitis affecting the posterior segment of the eye (posterior uveitis) and a product to treat glaucoma and ocular hypertension in collaboration with Pfizer,” said Dr. Paul Ashton, President and CEO.

The Prescription Drug User Fee Act (PDUFA) date for ILUVIEN for DME is November 12, 2011. Last week Alimera announced that in September 2011, it commenced a physician utilization study of its intended commercial inserter for ILUVIEN for DME in response to a request from the FDA. Alimera further announced that it has enrolled 54 of a targeted 100 patients eyes in this study evaluating the safety and utility of the commercial version of the inserter. Data from this study may be required by the FDA for its consideration of the approval of ILUVIEN for DME.

The product the Company is developing for the treatment of posterior uveitis uses the same micro insert (with a different inserter) as ILUVIEN for DME. The Company’s collaboration agreement with Alimera allows it to reference the ILUVIEN for DME regulatory filings, which provides the potential for an abbreviated clinical development and regulatory approval process for the posterior uveitis product. Posterior uveitis is an inflammatory condition which can be extremely serious. In the United States, this disease has been estimated to affect approximately 175,000 people and is responsible for approximately 30,000 cases of blindness. An investigator-sponsored trial in posterior uveitis opened in September 2011.

The Company’s proposed product to treat glaucoma is an injectable, bioerodible sustained release insert delivering latanoprost and is the subject of a dose ranging study. The Company granted Pfizer an exclusive option under various circumstances to license the development and commercialization worldwide of this insert for human ophthalmic disease other than uveitis.

The Company is continuing to advance its Tethadur™ system (based on BioSilicon technology) designed to deliver large biologic molecules, including peptides and proteins, on a sustained basis.

Revenues for the first quarter were $1.7 million compared to $476,000 a year earlier, primarily reflecting recognition of deferred collaborative research and development revenues from the amended and restated Pfizer agreement in June 2011 and the termination of a 2008 field of use license by Intrinsiq in July 2011. The Company reported a net loss of $2.4 million, or $0.12 per share, for the first quarter ended September 30, 2011, compared to a net loss of $3.1 million, or $0.17 per share, for the first quarter of the prior year.

Today’s Conference Call Reminder

pSivida Corp. will host a live webcast and conference call today, November 7, 2011, at 4:30 pm ET. The conference call may be accessed by dialing (866) 383-7989 from the U.S. and Canada, or (617) 597-5328 from international locations, passcode 91431988. The conference can also be accessed on the pSivida Corp. website at www.psivida.com. A replay of the call will be available approximately two hours following the end of the call through November 14, 2011. The replay may be accessed by dialing (888) 286-8010 within the U.S. and Canada or (617) 801-6888 from international locations, passcode 95288621.

About pSivida Corp.

pSivida Corp., headquartered in Watertown, MA, develops tiny, sustained release, drug delivery products designed to deliver drugs at a controlled and steady rate for months or years. pSivida is currently focused on treatment of chronic diseases of the back of the eye utilizing its core technology systems, Durasert™ and BioSilicon™. ILUVIEN® for the treatment of Diabetic Macular Edema (DME), which is licensed to Alimera Sciences Inc., is pSivida’s most advanced product candidate and is currently under review by the U.S. Food and Drug Administration. An investigator-sponsored Investigational New Drug application opened for an injectable insert to treat posterior uveitis of the same design as ILUVIEN for DME, and an investigator-sponsored trial is ongoing for an injectable, bioerodible insert to treat glaucoma and ocular hypertension. pSivida’s two FDA-approved products, Retisert® and Vitrasert®, are implants that provide long-term, sustained drug delivery to treat two other chronic diseases of the retina.

SAFE HARBOR STATEMENTS UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking, and are inherently subject to risks, uncertainties and potentially inaccurate assumptions. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. The following are some of the factors that could cause actual results to differ materially from the anticipated results or other expectations expressed, anticipated or implied in our forward-looking statements: ability to obtain additional capital if needed; future losses; impairment of intangibles; fluctuations in the fair values of certain outstanding warrants; fluctuations in operating results; decline of royalty income from Bausch & Lomb; Alimera’s ability to obtain regulatory approval of ILUVIEN for DME; Alimera’s ability to successfully commercialize ILUVIEN for DME if approved; risk/benefit profile of ILUVIEN for DME; timeliness of approval, if any, of ILUVIEN for DME and any limitations on uses thereof; ability to complete clinical trials, reference data and obtain regulatory approval of other product candidates; ability to find partners to develop and market products; termination of license agreements; competition; market acceptance of products and product candidates; reduction in use of products as a result of future publications; ability to protect intellectual property or infringement of others’ intellectual property; retention of key personnel; product liability; consolidation in the pharmaceutical and biotechnology industries; compliance with environmental laws; manufacturing risks; risks and costs of international business operations; credit and financial market conditions; legislative or regulatory changes; volatility of stock price; possible dilution through exercise of outstanding warrants and stock options or future stock issuances; possible influence by Pfizer; ability to pay any registration penalties; absence of dividends; and other factors described in our filings with the Securities and Exchange Commission. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Our forward-looking statements speak only as of the dates on which they are made. We do not undertake any obligation to publicly update or revise our forward-looking statements even if experience or future changes makes it clear that any projected results expressed or implied in such statements will not be realized.

Released by:

US Public Relations Beverly Jedynak President Martin E. Janis & Company, Inc Tel: +1 (312) 943 1123 bjedynak@janispr.com	pSivida Corp. Brian Leedman Vice President, Investor Relations pSivida Corp. Tel: +61 8 9227 8327 brianl@psivida.com

PSIVIDA CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands except per share amounts)

	Three Months Ended
	September 30,
	2011	2010
Revenues:
Collaborative research and development	$1,461	$74
Royalty income	198	402

Total revenues	1,659	476

Operating expenses:
Research and development	2,129	1,742
General and administrative	2,061	2,169

Total operating expenses	4,190	3,911

Loss from operations	(2,531)	(3,435)

Other income (expense):
Change in fair value of derivatives	42	338
Interest income	9	6
Other expense, net	(2)	(8)

Total other income	49	336

Loss before income taxes	(2,482)	(3,099)
Income tax benefit (expense)	55	(9)

Net loss	$(2,427)	$(3,108)

Net loss per share:
Basic and diluted	$(0.12)	$(0.17)

Weighted average common shares outstanding:
Basic and diluted	20,757	18,531

PSIVIDA CORP. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited) (In thousands)
	September 30, 2011	June 30, 2011
Assets
Current assets:
Cash, cash equivalents and marketable securities	$21,271	$24,128
Other current assets	1,009	1,238

Total current assets	22,280	25,366
Intangible assets, net	20,387	21,564
Other assets	473	183

Total assets	$43,140	$47,113

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$1,356	$1,650
Deferred revenue	2,509	3,212
Derivative liabilities	128	170

Total current liabilities	3,993	5,032
Deferred revenue	3,915	4,635
Deferred tax liabilities	—	13

Total liabilities	7,908	9,680

Stockholders’ equity:
Capital	263,518	262,927
Accumulated deficit	(229,350)	(226,923)
Accumulated other comprehensive income	1,064	1,429

Total stockholders’ equity	35,232	37,433

Total liabilities and stockholders’ equity	$43,140	$47,113